Exhibit 99.1

Contacts:
Media	Russell Schweiss	904-357-9158
Investors	Mickey Walsh	904-357-9162

Rayonier Advanced Materials Reports Full Year and Fourth Quarter Results
Announces Three-Year Transformation Initiative to Improve Cost Structure

•	Full year pro forma EBITDA of $238 million exceeds guidance

•	Adjusted free cash flow for 2015 of $124 million, an $11 million improvement from 2014

•	2016 EBITDA expected to be $175 to $190 million
JACKSONVILLE, Fla., Feb. 1, 2016 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported full year net income of $55 million, or $1.30 diluted earnings per share. Full year pro forma net income was $73 million or $1.74 per share, compared to $106 million, or $2.51 per share, in 2014.
For the fourth quarter 2015, the Company reported net income of $13 million, or $0.30 diluted earnings per share. Fourth quarter pro forma net income was $14 million, or $0.32 per share, compared to $26 million or $0.61 per share for the prior year period.
“Our focused effort to improve costs coupled with favorable raw material prices led to solid results that exceeded our 2015 guidance,” said Paul Boynton, Chairman, President and Chief Executive Officer. “During our first full year as a public company, we achieved many important milestones including the successful implementation of our $40 million cost savings initiative and free cash flow generation of $124 million, the entry into key customer contracts extending through 2019, the reinvigoration of our innovation platform and the repositioning of our manufacturing assets to better align us with market conditions.”
Full Year and Fourth Quarter Results
For the full year 2015, net sales were $941 million, a decline of $17 million, or 2 percent, from $958 million for the full year 2014. Fourth quarter 2015 net sales were $242 million, a decline of $6 million, or 2 percent, from $248 million in the prior year comparable quarter.
The sales decrease was driven primarily by lower cellulose specialties prices. Additionally, cellulose specialties volumes declined approximately 12 thousand tons, or 2 percent, as we worked with our customers during the fourth quarter to assist them in balancing their inventories to address lower demand as a result of acetate supply chain de-stocking. Partially offsetting the decline were higher commodity sales volumes, driven by improved operational run rates and reduced inventory levels.
Full year 2015 pro forma operating income was $149 million compared to $181 million for 2014. The decrease was largely due to lower cellulose specialties sales prices and volumes. Higher selling, general and administrative expenses, primarily associated with being a stand-alone public company, also contributed to the decline. The decreases were partially offset by lower costs as a result of cost reduction initiatives and benefits from lower raw material input costs as well as higher commodity sales volumes.
For the fourth quarter of 2015, pro forma operating income was $30 million, $17 million below fourth quarter 2014 pro forma results of $47 million. The decrease was largely due to lower cellulose specialties sales prices and volumes along with higher environmental expenses. These were partially offset by higher commodity sales volumes and lower costs as a result of cost reduction initiatives.
Interest Expense, Net
Interest expense, net of interest income, was $37 million for full year and $9 million for fourth quarter 2015 reflecting the debt issued to effect the separation.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Income Tax Expense
The full year 2015 effective tax rate was 33 percent, compared to 22 percent for the prior year. The prior year period reflects the impact of the domestic manufacturing deduction as a result of lower pre-tax income driven by large, one-time environmental reserve adjustments, which are not currently deductible for tax purposes.
The 2015 effective tax rate was below the federal rate of 35 percent, primarily due to the benefit of the domestic manufacturing tax deduction and state tax credits, partially offset by an adjustment to the state deferred tax rate.
Cash Flow and Liquidity
The Company generated $124 million of adjusted free cash flow and reduced net debt by $112 million since December 31, 2014. The Company ended the year with $337 million of liquidity including $236 million available under its revolving credit facility after taking into account outstanding letters of credit.
Outlook
Industry oversupply and weak end-market demand continue to put near-term pricing pressure on the Company’s cellulose specialties business. Pressure on acetate products, key to the Company’s profitability, persists as overproduction by customers coupled with modest declines in cigarette demand led to a buildup of acetate product inventories in the supply chain. In other markets, demand is increasing driven by growth in high-strength viscose, casings, tire cord and certain ether end-markets. As a combined result of these market conditions and customer negotiations, the Company expects 2016 cellulose specialties prices and sales volumes to be down compared to 2015 6 to 7 percent and 4 to 5 percent, respectively. The Company anticipates generating pro forma EBITDA between $175 million and $190 million in 2016 and $75 to $85 million of adjusted free cash flow. Based on contractual commitments for the majority of the Company’s acetate volume, 2017 acetate pricing is expected to be approximately 2 percent below 2016.
“We are responding to these challenging market conditions by improving our cost position, enhancing cash flows and driving our overall competitiveness,” said Boynton.
Transformation Initiative
In 2016, the Company is embarking on a three-year transformation initiative to significantly improve its cost structure and enhance cash flows. This initiative is being led by a cross-functional team reporting directly to the CEO. The team’s focus is to increase the overall efficiency of the business to meet the near-term market challenges. The transformation initiative targets three-year cost savings of $75 to $90 million. The 2016 guidance reflects the expected impact of the first year of the transformation initiative.
“Our management team has the expertise to deliver on these aggressive goals. Doing so will position us to perform well in any market condition, allow us to enhance financial flexibility and drive shareholder value,” stated Boynton.
Conference Call Information
A conference call will be held on Tuesday, February 2, 2016 at 10 a.m. EST to discuss these results. Presentation materials and access to the live audio webcast will be available at www.rayonieram.com. Investors may also choose to access the conference call by dialing (800) 857-7003, password: Rayonier Advanced Materials. A replay of this webcast will be available on the Company’s website shortly after the call.
About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials' intellectual property and manufacturing processes have been developed over 85 years, resulting in unique properties and very high quality and consistency. Upon completion of the previously announced strategic realignment of assets in Jesup, the Company's facilities will have the capacity to produce approximately 485,000 tons of cellulose specialties for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 79 ports around the world, serving customers in 20 countries across five continents. More information is available at www.rayonieram.com.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Exhibit 99.1

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments or financial or operational performance or results, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "intend," "anticipate" and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While we believe that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate, especially with respect to increases in supply and pressures on demand for our products, which impact pricing; our ability to complete our announced cost and debt reduction initiatives and objectives within the planned parameters and achieve the anticipated benefits; our customer concentration, especially with our three largest customers; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; potential legal, regulatory and similar challenges relating to our permitted air emissions and waste water discharges from our facilities by non-governmental groups and individuals; the effect of current and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to innovate to maintain our competitiveness, grow our business and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; financial and other obligations under agreements relating to our debt; and uncertainties relating to general economic, political, and regulatory conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

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CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
December 31, 2015 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Twelve Months Ended
	December 31,	September 26,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Net Sales
Cellulose specialties	$190	$215	$214	$767	$844
Commodity products and other	52	42	34	174	114
Total Net Sales	242	257	248	941	958
Cost of Sales	192	187	187	739	734
Gross Margin	50	70	61	202	224
SG&A	14	11	13	48	40
Other operating expense, net (a)	7	1	76	34	121
Operating Income (Loss)	29	58	(28)	120	63
Interest and other expense, net	9	9	10	37	22
Income (Loss) Before Income Taxes	20	49	(38)	83	41
Income tax expense (benefit)	7	17	(15)	28	9
Net Income (Loss)	$13	$32	$(23)	$55	$32
Earnings (Loss) Per Share of Common Stock
Basic earnings (loss) per share	$0.30	$0.77	$(0.55)	$1.31	$0.75
Diluted earnings (loss) per share	$0.30	$0.76	$(0.55)	$1.30	$0.75

Pro forma net income per share (b)	$0.32	$0.78	$0.61	$1.74	$2.51

Shares Used for Determining
Basic EPS	42,201,778	42,199,659	42,185,223	42,194,891	42,166,629
Diluted EPS	42,273,621	42,321,022	42,185,223	42,222,859	42,239,682

(a)	Other expenses primarily consist of non-cash impairment charges, environmental and one-time separation and legal costs.

(b)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
December 31, 2015 (Unaudited)
(millions of dollars)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$101	$66
Other current assets	226	246
Property, plant and equipment, net	804	843
Other assets	157	149
	$1,288	$1,304
Liabilities and Stockholders’ Deficit
Current maturities of long-term debt	$8	$8
Other current liabilities	124	123
Long-term debt	860	936
Non-current liabilities for disposed operations	145	149
Other non-current liabilities	168	150
Total stockholders’ deficit	(17)	(62)
	$1,288	$1,304

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
December 31, 2015 (Unaudited)
(millions of dollars)

	Twelve Months Ended
	December 31, 2015	December 31, 2014
Cash Provided by Operating Activities:
Net income	$55	$32
Depreciation and amortization	89	86
Increase in liabilities for disposed operations	7	89
Non-cash impairment charge	28	7
Other items to reconcile net income to cash provided by operating activities	20	(14)
Changes in working capital and other assets and liabilities	3	(12)
	202	188
Cash Used for Investing Activities:
Capital expenditures	(78)	(75)
Other	—	(16)
	(78)	(91)
Cash Used for Financing Activities:
Changes in debt, net of issuance costs	(77)	930
Dividends paid	(12)	(6)
Proceeds from the issuance of common stock	—	1
Net payments to Parent	—	(956)
	(89)	(31)
Cash and Cash Equivalents:
Change in cash and cash equivalents	35	66
Balance, beginning of year	66	—
Balance, end of period	$101	$66

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
December 31, 2015 (Unaudited)
(millions of dollars)

	Three Months Ended		Twelve Months Ended
EBITDA (a):	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net Income (Loss)	$13	$(23)	$55	$32
Depreciation and amortization	24	23	89	86
Interest expense, net	9	10	37	22
Income tax expense (benefit)	7	(15)	28	9
EBITDA	$53	$(5)	$209	$149

Non-cash impairment charge	—	—	28	—
One-time separation and legal costs	1	2	2	26
Insurance recovery	—	(3)	(1)	(3)
Environmental reserve adjustments	—	76	—	95
Pro Forma EBITDA	$54	$70	$238	$267

	Twelve Months Ended
Adjusted Free Cash Flow (b):	December 31, 2015	December 31, 2014
Cash provided by operating activities	$202	$188
Capital expenditures	(78)	(75)
Adjusted Free Cash Flow	$124	$113

(a)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. Pro forma EBITDA is defined by the Company as EBITDA before non-cash impairment charges, one-time separation and legal costs, insurance recoveries and environmental reserve adjustments. EBITDA and pro forma EBITDA are not necessarily indicative of results that may be generated in future periods.

(b)
Adjusted free cash flow is defined as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flow, as defined by the Company, is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock. Adjusted free cash flow is not necessarily indicative of the adjusted free cash flow that may be generated in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
December 31, 2015 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Twelve Months Ended
	December 31, 2015		September 26, 2015		December 31, 2014		December 31, 2015		December 31, 2014
Pro Forma Operating Income and Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income (Loss)	$29		$58		$(28)		$120		$63
Non-cash impairment charge	—		—		—		28		—
One-time separation and legal costs	1		2		2		2		26
Insurance recovery	—		—		(3)		(1)		(3)
Environmental reserve adjustments	—		—		76		—		95
Pro Forma Operating Income	$30		$60		$47		$149		$181

Net Income (Loss)	$13	$0.30	$32	$0.76	$(23)	$(0.55)	$55	$1.30	$32	$0.75
Non-cash impairment charge, net of tax	—	—	—	—	—	—	18	0.43	—	—
One-time separation and legal costs, net of tax	1	0.02	1	0.02	2	0.04	1	0.03	19	0.45
Insurance recovery, net of tax	—	—	—	—	(2)	(0.05)	(1)	(0.02)	(2)	(0.05)
Environmental reserve adjustments, net of tax	—	—	—	—	49	1.17	—	—	62	1.47
Reversal of reserve related to the taxability of the CBPC	—	—	—	—	—	—	—	—	(5)	(0.11)
Pro Forma Net Income	$14	$0.32	$33	$0.78	$26	$0.61	$73	$1.74	$106	$2.51

(a)
Pro forma operating income is defined as operating income adjusted for non-cash impairment charges, one-time separation and legal costs, insurance recoveries and environmental reserve adjustments. Pro forma net income is defined as net income adjusted net of tax for non-cash impairment charges, one-time separation and legal costs, insurance recoveries, environmental reserve adjustments and for tax benefits from the reversal of reserve related to the taxability of the Cellulosic Biofuel Products Credit (“CBPC”).

Rayonier Advanced Materials Inc.
Selected Financial and Operating Information
December 31, 2015 (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Sales Volume, thousands of metric tons
Cellulose specialties	116	123	467	479
Commodity products	73	46	247	148
Total	189	169	714	627

Average Sales Price, $ per metric ton
Cellulose specialties	$1,638	$1,735	$1,641	$1,762
Commodity products	$670	$691	$671	$692

D